Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


7am ET 12 noon GMT
Tuesday 25 February 2003


     SHIRE FILES LEGAL SUIT AGAINST BARR LABORATORIES FOR ADDERALL XRTM ANDA



BASINGSTOKE, UK - 25 FEBRUARY 2003 - Shire Pharmaceuticals Group plc (LSE: SHP,
NASDAQ: SHPGY, TSX: SHQ) announces that its subsidiary Shire Laboratories Inc. has filed a lawsuit in the US District Court for the Southern District of New York against Barr Laboratories Inc. ("Barr") for infringement of Shire Laboratories' U.S. patent No. 6,322,819 ("'819 Patent").

The lawsuit results from an ANDA (Abbreviated New Drug Application) filed by Barr for a generic version of ADDERALL XR, pursuant to which Barr provided notice that it would seek to market its generic product before the expiration of the `819 Patent in 2018. ADDERALL XR is Shire's leading extended release Attention Deficit Hyperactivity Disorder ("ADHD") medicine.

Barr cannot launch a generic version of ADDERALL XR before it receives final approval of its ANDA from the FDA. The lawsuit triggers a stay of FDA approval of up to 30 months from Barr's notice to allow the court to resolve the suit. Even if Barr receives a final approval from the FDA, it cannot lawfully sell its generic version without successfully resolving the legal challenge to the Shire patent.

Says Shire Chief Executive, Rolf Stahel:

"With this lawsuit we are vigorously enforcing our intellectual property. We will fight this challenge to our issued, valid and enforceable patent which expires in 2018. Hatch Waxman also provides exclusivity for ADDERALL XR and will not allow any generic launch until at least October 2004."

                                      ENDS


FOR FURTHER INFORMATION PLEASE CONTACT:

GLOBAL (OUTSIDE US AND CANADA)
Gordon Ngan - Investor Relations                        +44 1256 894 160
Jessica Mann - Media                                    +44 1256 894 280

US & CANADA
Gordon Ngan - Investor Relations                        +44 1256 894 160
Michele Roy - Media                                     +1 450 978 7876


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NOTES TO EDITORS

SHIRE PHARMACEUTICALS GROUP PLC

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on four therapeutic areas - central nervous system disorders (CNS), oncology, gastro-intestinal (GI) and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and biologics. Shire's core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com

THE "SAFE HARBOUR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements made in this press release that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event that such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, including but not limited to the impact of same on Shire's ADHD franchise of patents, government regulation and approval, including but not limited to the expected approval date of lanthanum carbonate (FOSRENOL/FOSNOL) and other risks and uncertainties detailed from time to time in periodic reports produced by Shire, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.